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                                                                    Exhibit 99.a


                                 FINANCIAL NEWS

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ONEOK, Inc.                                 Contact Weldon Watson (918) 588-7158
P.O. Box 871
Tulsa, OK  74102-0871                    For Immediate Release: November 3, 2000


                  ONEOK TO PROVIDE GAS TRANSPORTATION SERVICE
                          TO DUKE ENERGY POWER PLANT

     TULSA, Oklahoma -- ONEOK Gas Transportation, L.L.C. (OGT), a subsidiary of ONEOK, Inc., (NYSE:OKE) and Duke Energy North America (DENA) today announced the execution of long-term agreements for OGT to provide natural gas transportation service to DENA's natural gas fueled McClain Energy Facility in Newcastle, Oklahoma. Details of the contract are confidential.

     OGT will provide firm transportation service of up to 85,000 Mcf per day to the 500 megawatt, combined cycle generating plant, meeting all the facility's current fuel transportation requirements. The McClain Energy Facility is expected to begin commercial operations and supplying wholesale electric power to regional power markets next summer.

     "We at ONEOK are pleased to provide natural gas transportation services to Duke's McClain Energy Facility," said Pete Walker, OGT vice president. "This new facility is an important addition to the state and will help to meet the growing electricity demands brought about by the strong economy."

     Industry sources indicate as many as 20 merchant power plants are being considered for construction in Oklahoma.
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     DENA is a leading wholesale energy services company.  DENA and its affiliates including Duke Energy Trading and Marketing provide natural gas and power supply and services, and risk management products to wholesale energy producers and users. DENA also develops, owns and manages a portfolio of merchant generation facilities.

     Duke Energy, a diversified, multinational energy company, creates value for its customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses - generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C., is a fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.
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     ONEOK, Inc., is a diversified natural gas energy company involved in natural gas production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. In addition, ONEOK is a major natural gas midstream operator in West Texas.

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Any statements contained in this release that may include company expectations or predictions may be considered forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Specifically, it is important to note that actual results could differ from the predictive statements in this release, including those related to the transportation service to the McClain Energy Plant. Additional information about ONEOK is available on the ONEOK website at http://www.oneok.com.
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